EXHIBIT 11 - Computation of Earnings Per Share
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
(CAPTION>
                                                     In Thousands, Excpet Per Share Data
                                                  -----------------------------------------
                                                   Three Months Ended      Six Months Ended
                                                         June 30                June 30
                                                  -------------------      ----------------
                                                    1995      1994           1995     1994
                                                  -------   -------        -------  -------
Primary:

Average shares outstanding                         24,635    24,453         24,607   24,435

Less leveraged ESOP shares                            (50)      (75)           (50)     (75)
Net effect of the assumed exercise
 of stock options - based on the
 treasury stock method using
 average market price                                 643       668            649      666
                                                  -------   -------        -------  -------
   Total                                           25,228    25,046         25,206   25,026
                                                  =======   =======        =======  =======

Net income                                        $11,863   $10,770        $23,083  $20,925

Per share amount                                     $.47      $.43           $.92     $.84



Fully Diluted:

Average shares outstanding                         24,635    24,453         24,607   24,435

Less leveraged ESOP shares                            (50)      (75)           (50)     (75)
Net effect of the assumed
 exercise of stock options -
 based on the treasury stock
 method using higher of quarter
 -end and average market price                        686       668            676      666
                                                  -------   -------        -------  -------
   Total                                           25,271    25,046         25,233   25,026
                                                  =======   =======        =======  =======

Net income                                        $11,863   $10,770        $23,083  $20,925

Per share amount                                     $.47      $.43           $.92     $.84
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